Exhibit 99.2

Independent Auditor’s Annual Servicer Compliance Certificate to the Directors of Westpac Securitisation Management Pty Limited

Scope

We have reviewed Westpac Banking Corporation’s (“WBC”) activities for the purpose of determining their compliance with the servicing standards contained in the agreement between Westpac Banking Corporation as servicer (the “Servicer”), Westpac Securities Administration Limited as Trustee and Westpac Securitisation Management Pty Limited as Trust Manager dated 12 March 2002, as amended (the “2002 Servicing Agreement”) attached as Appendix 1A, in relation to the Series 2002-1G WST Trust and the Series 2005-1G WST Trust for the year ended 30 June 2006, in accordance with the statement by Division of Corporation Finance of the Securities and Exchange Commission dated 21 February 2003, and our engagement letter dated 15 August 2006.

We have reviewed the servicing standards contained in the 2002 Servicing Agreement to enable us to report on whether those servicing standards are similar to those contained in the Uniform Single Attestation Program for Mortgage Bankers (“USAP”), attached as Appendix 2, which establishes a minimum servicing standard for the asset backed securities market in the United States of America. No equivalent of the USAP exists in Australia.

Management of the Servicer is responsible for maintaining an effective internal control structure including internal control policies and procedures relating to the servicing of mortgage loans. We have conducted an independent review of the servicing standards included in Appendix 1A, in order to express a statement on the Servicer’s compliance with them.

Our review of the servicing standards has been conducted in accordance with Australian Auditing Standards applicable to performance audits and accordingly included such tests and procedures as we considered necessary in the circumstances. In conducting our review we have also had regard to the guidance contained in the USAP. These procedures have been undertaken to enable us to report on whether anything has come to our attention to indicate that there has been any significant deficiencies in the Servicer’s compliance with the servicing standards contained in the 2002 Servicing Agreement for the year ended 30 June 2006.

Our review did not include an assessment of the adequacy of the servicing standards themselves.

This statement has been prepared for the use of Westpac Securitisation Management Pty Limited as at 30 June 2006 in accordance with the requirements of the statement by the Division of Corporation Finance of the Securities and Exchange Commission dated 21 February 2003 and the engagement letter dated 15 August 2006. We disclaim any assumption of responsibility for any reliance on this review statement, to any person other than Westpac Securitisation Management Pty Limited and Westpac Banking Corporation.

Statement

Based on our review:

•	Nothing has come to our attention to indicate that there have been any significant deficiencies in the Servicer’s compliance with the servicing standards contained in the 2002 Servicing Agreement attached in Appendix 1A, in respect of the Series 2002-1G WST Trust and the Series 2005-1G WST Trust for the year ended 30 June 2006.

•	The servicing standards contained in Appendix 1A are similar to the minimum servicing standards contained in the Uniform Single Attestation Program for Mortgage Brokers except for those standards which are not the direct responsibility of the Servicer.

PricewaterhouseCoopers

/s/ Chris Cooper	Sydney
Partner	18 September 2006

Appendix 1A

SERVICING STANDARDS CONTAINED IN 2002 SERVICING AGREEMENT

SERVICING UNDERTAKINGS

Servicer Undertakings

The Servicer undertakes that at all times during the Term it will:

(notice of default) give notice in writing to the Trustee and the Designated Rating Agency of it becoming aware of the occurrence of any Servicer Transfer Event;

(compliance with law)

maintain in effect all qualifications, consents, licenses, permits, approvals, exemptions, filings and registrations as may be required under any applicable law in order properly to service the Receivables and Receivable Securities and to perform or comply with its obligations under this Agreement; and

comply with all Laws in connection with servicing the Receivables and Receivable Securities where failure to do so would have an Adverse Effect;

(Collections)

(i) in relation to Receivables of which Westpac is the legal owner, on request from Westpac, assist Westpac to collect all moneys due under those Receivables and the Receivable Securities; and

(ii) in relation to Receivables of which the Trustee is the legal owner, collect all moneys due under those Receivables and Receivables Securities,

in accordance with the standards specified in Clause 2.2, and pay them into the relevant Collections Account not later than the time that Westpac would be required to do so under Clause 6.

(Material Default) if a Material Default occurs in respect to a Receivable, take such action in accordance with the Servicer’s normal enforcement procedures to enforce the relevant Receivable and the Receivable Security to the extent that the Servicer determines that enforcement procedures should be taken;

(Insurance Policies)

act in accordance with the terms of any Mortgage Insurance Policies;

not do or omit to do anything which could be reasonably expected to prejudicially affect or limit its rights or the rights of the Trustee under or in respect of a Mortgage Insurance Policy to the extent those rights relate to a Receivable and the Receivable Security;

promptly make a claim under any Mortgage Insurance Policy when it is entitled to do so; and

promptly notify the Trust Manager when each such a claim is made.

(no Security Interests) not consent to the creation or existence of any Security Interest in favour of a third party in relation to any Mortgaged Property in connection with a Receivable and the Receivable Security:

without limiting paragraph (f)(ii), unless priority arrangements are entered into with that third party under which the third party acknowledges that the Receivable and Receivable Security ranks ahead in priority to the third party Security Interest on enforcement for an amount not less than the Unpaid Balance of the Receivable plus such other amount as the Servicer determines in accordance with the Procedures Manual or its ordinary course of business; or

which would rank before or pari passu with the relevant Receivable and Receivable Security;

(release of debt or vary terms) not, except as required by Law, release an Obligor from any amount owing in respect of a Receivable or otherwise vary or discharge any Receivable or Receivable Security or enter into any agreement or arrangement which has the effect of altering the amount payable in respect of a Receivable or Receivable Security where it would have an Adverse Effect;

(binding provisions and orders of a competent authority) release any Receivable or Receivable Security, reduce the amount outstanding under or vary the terms of any Receivable or grant other relief to an Obligor, if required to do so by any Law or if ordered to do so by a court, tribunal, authority, ombudsman or other entity whose decisions are binding on the Servicer. If the order is due to the Servicer breaching any applicable Law then the Servicer must indemnify the Trustee for any loss the Trustee may suffer by reason of the order. The amount of the loss is to be determined by agreement with the Trustee or failing this, by the Servicer’s external auditors;

(other miscellaneous things) attend to the stamping and registration of all Relevant Documents for each Relevant Trust (including documents which became Relevant Documents) following any amendment, consolidation or other action, and in the case of any registration of any Mortgage that registration must result in the Mortgage having the ranking referred to in the relevant eligibility criteria in the Series Notice. In relation to any Mortgage that is not registered at the relevant Closing Date, the Servicer shall ensure that it is lodged for registration not later than 120 days after that Closing Date;

(setting the Interest Rate)

the Servicer shall set the interest rate on the Receivables in accordance with the requirements of the Series Notice; and subject to the relevant Series Notice, if the Trustee has perfected its title to the Receivables or Receivable Securities and the Trustee is entitled to vary the interest rate in accordance with the terms of the Receivables, the Servicer shall, in accordance with the terms of the Receivables, set and maintain the interest rate on the relevant Receivables at or above the relevant Threshold Rate as advised by the Trust Manager in accordance with the Master Trust Deed and the Series Terms and promptly notify the relevant Obligors;

(notification) notify:

the Trustee and the Trust Manager of any event which it reasonably believes is likely to have an Adverse Effect promptly after becoming aware of such event; and

the Trust Manager of anything else which the Trust Manager reasonably requires regarding any proposed modification to any Receivable or Receivable Security.

(provide information and access on request) provide information reasonably requested by the Trustee or the Trust Manager, with respect to all matters relating to each Relevant Trust and the assets of the relevant Trust, and the Trustee or the Trust Manager believes reasonably necessary for it to perform its obligations under the relevant Transaction Documents, and upon reasonable notice and at reasonable times permit the Trustee to enter the Premises and inspect the Data Base in relation to each Relevant Trust and the Relevant Documents;

(comply with other obligations) comply with all its obligations under any Transaction Document to which it is a party, where a failure to do so would result in an Adverse Effect;

(pay taxes) subject to receiving payment from, or being reimbursed by, the relevant Obligor or being indemnified by the Trustee, pay all Taxes that relate to the Services (other than any Tax on the income of a Trust) or ensure those Taxes are paid or where such Taxes are incurred due to the default or breach of duty by the Servicer;

(not claim) not claim any Security Interest over any Asset;

(availability of Data Base) make the Data Base that relates to the Services available for inspection by the Trustee at any reasonable time;

(comply with Series Notice) comply with any undertaking specified as an additional Servicer undertaking in a relevant Series Notice, including, without limitation, providing the Trust Manager with any information referred to in that Series Notice;

(insurances) ensure that the Premises are appropriately insured for fire and public risks, and that it has appropriate directors and officers insurance;

(additional amounts) notify Westpac and the Trust Manager immediately of each request by an Obligor to borrow further moneys under or in relation to a Receivable or Receivable Security which is a “top-up” and which the Servicer has approved; and

(comply with Trust Back) apply any moneys it receives in relation to any Other Secured Liability in accordance with the relevant Trust Back in accordance with the directions of the Trustee.

Appendix 2

USAP (UNITED STATES)

Mortgage Principal, Interest and Amortization

Minimum Servicing Standards

1.	Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

•	be mathematically accurate;

•	be prepared within forty-five (45) calendar days after the cutoff date;

•	be reviewed and approved by someone other than the person who prepared the reconciliation; and

•	document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.	Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor’s or a mortgagor’s account. (Suggested procedures for this MSS are located in the “Disbursements” Section below.)

3.	Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.To replace “a federally insured depository institution” with “an approved deposi- taking institution with a stipulated rating from a rating agency”

4.	Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan. (Suggested procedures to test this MSS are located in the “Mortgage Payments” Section below.)

Mortgage Payments

Minimum Servicing Standards

1.	Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

2.	Mortgage payments made in accordance with the mortgagor’s loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

3.	Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor’s loan documents.

4.	Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor’s loan documents.

Disbursements

Minimum Servicing Standard

1.	Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

2.	Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor’s or investor’s records maintained by the servicing entity.

3.	Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

4.	Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity’s funds and not charged to the mortgagor, unless the late payment was due to the mortgagor’s error or omission.

5.	Amounts remitted to investors per the servicer’s investor reports shall agree with canceled checks or other form of payment, or custodial bank statements.

6.	Unissued checks shall be safeguarded so as to prevent unauthorized access.

Investor Accounting and Reporting r

Minimum Servicing Standard

The servicing entity’s investor reports shall agree with, or reconcile to, investors’ records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

Mortgage Loan Accounting

Minimum Servicing Standard

1.	The servicing entity’s mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

2.	Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM riderMortgage loans can be taken out at a variable rate or fixed rate, nominated by the mortgagor. Any adjustments will be as stated in the mortgage loan document.

3.	Escrow accounts shall be analyzed, in accordance with the mortgagor’s loan documents, on at least an annual basis. (Suggested procedures for this MSS are located in the “Disbursements” Section above.)

4.	Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws. (A compilation of state laws relating to the payment of interest on escrow accounts may be obtained from National FSI by contacting Medgine Bocage at (212) 773-2397. Suggested procedures for this MSS are located in the “Disbursements” Section above.)

Delinquencies

Minimum Servicing Standards

Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity’s activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

Insurance Policies

Minimum Servicing Standards

A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management’s assertion. This type of representations are not given in Australia. Certain non-rated servicing entities may have indemnity insurance.